Exhibit 10.76
NON-CHANGE IN CONTROL SEVERANCE POLICY
This Non-Change in Control Severance Policy (“Policy”) is adopted as of December 18, 2009, by each of the Affiliates of Con-way Inc. (the “Company”) listed on Schedule 1 hereto, as such schedule may be amended from time to time (the “Affiliated Companies”). Capitalized terms used in this Policy without definition have the meanings shown on Attachment 1.
This Policy sets forth the terms and conditions under which an executive in executive grade level E-1 or E-2 (or, in the case of Con-way Freight Inc., executive grade levels X04 through X06) employed by an Affiliated Company (each an “Executive” and collectively the “Executives”) is eligible to receive certain severance payments and benefits from his or her Employer (as defined herein) in the event of the Executive’s termination of employment in certain circumstances. Except as provided in the following paragraph, this Policy supersedes (i) all prior severance agreements between an Executive and the Company or any Affiliated Company and (ii) all prior severance plans, policies and other severance arrangements of the Company or any Affiliated Company applicable to the Executive.
This Policy is not intended to and does not address severance payments and benefits that may be made available to Executives whose employment in terminated in connection with change in control transactions. Accordingly, this Policy does not supersede or otherwise affect any severance agreements, plans, policies or arrangements, whether now in effect or hereafter entered into or established by any Affiliated Company, that provide for severance payments and benefits to be made available to Executives whose employment is terminated in connection with change in control transactions (as the term “change in control” is defined in such agreements, plans, policies or arrangements). Without limiting the generality of the foregoing, this Policy does not supersede or otherwise affect a Severance Agreement (Change in Control) dated as of December 18, 2009, if entered into by an Executive and his or her Employer. In no event and under no circumstances shall any Executive be entitled to receive severance payments and benefits both under any such change in control agreement, plan, policy or arrangement and also under this Policy.
1.	Qualifying Termination of Employment. An Executive will be eligible to receive the severance payments and benefits described in this Policy solely in the event of an Involuntary Termination by the Employer of the Executive’s employment with the Employer.
2.	Severance Payments and Benefits. Subject to the other provisions of this Policy, if an Executive incurs an Involuntary Termination the Executive shall be entitled to receive the following from the Employer:
(a)	Severance Payment.
The Severance Payment is in lieu of any severance payment or benefit to which the Executive may otherwise be entitled under any other severance plan or agreement of the Employer, the Company or any Affiliated Company, except as otherwise provided in the third paragraph of this Policy.
(b)	Prorated Annual Bonus Amount, provided that the Executive has been employed for at least one full calendar quarter during the year in which the Involuntary Termination occurs.

(c)	Health Benefits.
(d)	Outplacement Services.
In addition, if an Executive incurs an Involuntary Termination the Executive’s unvested Qualifying Long-Term Incentive Awards will vest in accordance with and to the extent provided in the Vesting Provisions. Awards made under the EIP prior to the date of this Policy shall vest, if at all, in accordance with the terms of the applicable award agreement and any performance-based awards that are not Qualifying Long-Term Incentive Awards shall not vest upon an Involuntary Termination.
3.	Waiver and Release; Agreement to Comply with Covenants. An Executive shall not be eligible to receive a Severance Payment, Prorated Annual Bonus Amount, Health Benefits or Outplacement Services under the Policy unless:
(a)	the Executive (or, in the event of the death of the Executive, the executor, personal representative or administrator of the Executive’s estate) first executes a written waiver and release substantially in the form of Attachment 2 hereto after the Severance Date and such release becomes effective prior to the time that the Executive (or the Executive’s estate, as applicable) is to receive all or any part of the Severance Payment, the Prorated Annual Bonus Amount, Health Benefits or Outplacement Services; and
(b)	the Executive executes an agreement, in form and substance satisfactory to the Employer, pursuant to which the Executive agrees to comply with each of the covenants set forth on Attachment 3 for the following periods of time: (i) Non-Solicitation, twenty-four (24) months after the Severance Date; and (ii) Confidential Information and Non-Disparagement, period of unlimited duration.
4.	Timing of Payments; Taxes. The Employer shall pay to the Executive the Severance Payment and any Health Benefits that are payable in cash, in each case less amounts withheld for Taxes as required under applicable law, on the earliest date or dates permitted under Code section 409A, as determined by Tax Counsel or, in the absence of a determination by Tax Counsel, on the date that is six (6) months and one (1) day after the Severance Date (or as soon as practicable thereafter, but in no event later than ten (10) business days immediately following such date). The Employer shall pay to the Executive the Prorated Annual Bonus Amount, less amounts withheld for Taxes as required under applicable law, on the earliest date or dates permitted under Code section 409A, as determined by Tax Counsel, but in no event prior to the end of the calendar year in which the Involuntary Termination occurs. The Employer shall use good faith efforts to obtain from Tax Counsel the determinations contemplated by this Section 4. The Executive shall be liable for the payment of all Taxes. The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any Taxes which it is from time to time required to withhold.
5.	Disputes and Controversies. In the event that the Executive or a dependent of the Executive believes that he or she is not receiving the full amounts to which he or she is entitled under the Policy, such person may make a claim to the Employer Board and the claims procedure set forth in Section 15 of the EIP shall apply with the Employer Board treated as the Committee. Although claims for amounts under this Policy are governed by claims procedures under the EIP that also apply to ERISA-covered claims, neither this Policy nor any amounts payable hereunder are, or are intended to be, governed by ERISA.

Any further dispute or controversy arising under or in connection with the Policy which remains after the final decision of the Employer Board shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in the metropolitan area closest to where the Executive lives. Judgment may be entered on the arbitrator’s award in any court having jurisdiction over such metropolitan area; provided however, that the Executive shall be entitled to seek specific performance of his/her right to be paid or to receive benefits hereunder during the pendency of any dispute or controversy under or in connection with this Policy. The fees and expenses of the arbitrator and the arbitration shall be borne by the Employer.
If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Policy cannot be arbitrated as provided above, the parties agree that any civil action shall be brought in United States District Court in the metropolitan area closest to where the Executive lives or, only if there is no basis for federal jurisdiction, in state court closest to where the Executive lives. The parties further agree that any such civil action shall be tried to the court, sitting without a jury. The parties knowingly and voluntarily waive trial by jury.
Notwithstanding the foregoing, if at the time a dispute or controversy arises the Executive is working outside of the United States, and if at such time the Executive maintains a residence in the United States, the dispute or controversy will be resolved (i) by arbitration in the metropolitan area closest to the Executive’s residence in the United States or (ii) by litigation in the United States District Court in the metropolitan area closest to the Executive’s residence in the United States or, only if there is no basis for federal jurisdiction, in state court closest to the Executive’s residence in the United States. If the Executive does not maintain a United States residence at such time, the dispute or controversy will be subject to arbitration in San Mateo, California or to litigation in the United States District Court for the Northern District of California (or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in California).
6.	Fees and Expenses; Mitigation. The Employer shall pay to the Executive all legal fees and expenses incurred by the Executive in seeking in good faith to obtain or enforce any benefit or right provided by the Policy. Such payment shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require. The Employer shall not be obligated to pay legal fees and expenses incurred by any person other than the Executive or the Executive’s successor in interest hereunder. However, the Employer shall be obligated to pay legal fees and expenses incurred by the Executive on behalf of the Executive’s dependents and legal fees and expenses incurred by the estate of the Executive on behalf of the Executive or the Executive’s dependents.
The Employer agrees that, if the Executive incurs an Involuntary Termination, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, the amount of any payment or benefit provided for in the Policy shall not be reduced (except as provided in the definition of Health Benefits) by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employer, or otherwise.

7.	NOTICE OF TERMINATION.
(a)	Any Involuntary Termination shall be communicated by written notice from the Employer to the Executive in accordance with Section 8(i), and shall follow the applicable procedures set forth in this Section 7. A notice of termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer Board at a meeting of the Employer Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive of no less than thirty (30) days and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Employer Board and to have no less than thirty (30) days to substantially cure the acts or omissions that are the basis for Executive’s termination of employment) finding that, in the good faith opinion of the Employer Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
(b)	The notice of termination from the Employer shall specify the date of termination, which shall not be less than ten (10) days from the date such notice of termination is given. Once the Employer has specified a date of termination in a notice of termination, the date of termination may not be changed except by mutual consent of the Employer and the Executive.
8.	General Provisions
(a)	This Policy may be terminated or amended at any time in the sole discretion of the Company; provided that such action shall not affect the rights under the Policy of an Executive who incurs an Involuntary Termination prior to such action.
Notwithstanding the proviso in the preceding paragraph, the Affiliated Companies intend for the Policy to comply with the requirements of Code section 409A such that none of the payments hereunder will result in compensation to be includible in an Executive’s income pursuant to Code section 409A(a)(1)(A). The Policy shall be interpreted in a manner consistent with such intent. If at any time any provision of the Policy would cause compensation to be includible in an Executive’s income pursuant to Code section 409A(a)(1)(A), such provision shall be void, and the Executive’s Employer shall have the unilateral right to amend the Policy retroactively for compliance with Code section 409A in such a way as to achieve substantially similar economic results without causing such inclusion. Any such amendment shall be binding on the Executive. In the event the Policy does not comply with the requirements of Code section 409A, the Executive will be solely responsible for any adverse tax consequences to the Executive.
(b)	Except as otherwise provided herein or by law, no right or interest of the Executive under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under the Policy shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under the Policy to an Executive who is unable to care for his or her affairs, payment may be made directly to the Executive’s legal guardian or personal representative.
(c)	If the Employer, the Company or any Affiliate is obligated pursuant to applicable law or by virtue of being a party to a contract (other than this Policy) to pay severance pay, a termination indemnity, notice pay or the like to an Executive or if the Employer, the Company or any Affiliate

is obligated by law to provide advance notice of separation (“Notice Period”) to an Executive, then any Severance Payment made to the Executive hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
(d)	Neither the entering into of this Policy, nor the payment of any benefits hereunder shall be construed as giving an Executive, or any person whomsoever, the right to be retained in the service of the Employer, and the Executive shall remain subject to discharge to the same extent as if the Policy had never been executed.

(e)	If any provision of the Policy shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Policy shall be construed and enforced as if such provisions had not been included.

(f)	The Policy shall be binding upon and shall inure to the benefit of and be enforceable by the Employer and its successors and assigns, and by an Executive and by the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If an Executive shall die while any amount would still be payable to the Executive (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Policy to the executors, personal representatives or administrators of the Executive’s estate.

(g)	The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.

(h)	The Policy shall not be funded. No Executive shall have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of benefits or other rights under the Policy.

(i)	All notices and all other communications provided for in the Policy (i) shall be in writing, (ii) shall be hand delivered, sent by overnight courier or by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of the Employer, to the principal office of the Employer, attention President, and in the case of the Company, to 2855 Campus Drive, San Mateo, California 94403, attention General Counsel, and in the case of an Executive, to the last known address of the Executive, and (iii) shall be effective only upon actual receipt.

(j)	This Policy shall be construed and enforced according to the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) to the extent not preempted by federal law, which shall otherwise control.

SCHEDULE 1
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY
LIST OF AFFILIATED COMPANIES

ATTACHMENT 1
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY
DEFINITIONS
“Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, including any Business Unit.
“Board” means the Board of Directors of the Company.
“Cause” for termination by the Employer of an Executive’s employment means (i) fraud, misappropriation or embezzlement by the Executive against the Employer, the Company or an Affiliate, (ii) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Employer (other than any such failure resulting from the Executive’s incapacity due to Disability) after a written demand for substantial performance is delivered to the Executive by or on behalf of the Employer Board, which demand specifically identifies the manner in which the Employer Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employer, the Company or an Affiliated Company, monetarily or otherwise. For purposes of clauses (ii) and (iii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Employer, the Company or an Affiliated Company.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time.
“Disability” means a physical or mental illness or condition causing an Executive’s inability to substantially perform the Executive’s duties with the Employer.
“EIP” means the Company’s 2006 Equity and Incentive Plan, as amended from time to time, or any successor plan.
“Employer” means, as to any Executive, the Affiliated Company that employs the Executive.
“Employer Board” means the Board of Directors of the Employer.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Health Benefits” means HMO, insured or self-funded medical, dental, vision, prescription drug and behavioral health benefits for an Executive and his or her dependents for a period of twelve (12) months after the Severance Date. The Health Benefits shall be substantially similar to those provided to Executive and Executive’s dependents by or on behalf of the Executive’s Employer immediately prior to the Severance Date and shall to the extent possible be provided at the Employer’s expense through COBRA, in accordance with the applicable plans, programs or policies of the Company.

The Health Benefits shall be reduced to the extent benefits of same type are actually received by or are made available to Executive and Executive’s dependents, as set forth below (and Executive shall promptly notify Employer or any successor company of any such benefits):
(a)	The Health Benefits shall be reduced to the extent benefits of the same type are actually received by the Executive or the Executive’s dependents following the Executive’s termination of employment with the Employer, with no applicable pre-existing condition exclusions; or
(b)	The Health Benefits shall be reduced to the extent benefits of the same type are made available to the Executive and Executive’s dependents (whether or not Executive elects to actually receive such benefits) by a new employer of Executive following the Executive’s termination of employment with the Employer, with no applicable pre-existing condition exclusions are applicable;
provided, however, for avoidance of doubt, benefits made available to one or more of Executive and Executive’s dependents by the employer of Executive’s spouse shall not reduce the Health Benefits otherwise available, except to the extent the Executive’s spouse elects to receive such benefits from his or her employer.
The Employer shall reimburse the Executive for the excess, if any, of the cost to the Executive of Health Benefits over such cost immediately prior to the Severance Date.
If the Executive dies, the Employer shall continue to provide the Executive’s dependents with the Health Benefits otherwise receivable on the same basis as if the Executive had survived.
If any such benefits are treated as deferred compensation subject to Code section 409A and the Executive is a Specified Employee, the Executive shall pay the full cost of such benefits for the first six months after the Severance Date and the Employer shall reimburse the Executive for such payments as soon as practicable thereafter but not later than nine (9) months from the date the Executive paid such costs.
“Involuntary Termination” means the actual termination of an Executive’s employment by the Employer for any reason other than death, Disability, Cause or change in control.
“Outplacement Services” means professional outplacement services determined by the Employer to be suitable to an Executive’s position. The maximum amount that the Employer will pay for such services is $10,000. The outplacement services shall be made available until the earlier of (i) such time as the aggregate cost to the Employer of the outplacement services reaches $10,000, and (ii) the date on which the Executive obtains another full-time job. The Employer will not pay the Executive cash in lieu of professional outplacement services.
“Prorated Annual Bonus Amount” means, for any Executive, an amount equal to the product of (i) the annual bonus payment that the Executive would have been eligible to receive for the calendar year in which the Involuntary Termination occurred had the Executive remained employed by the Employer for the entire calendar year, determined based on (A) the Executive’s Target Bonus and (B) the Employer’s actual performance for that calendar year under the Executive Incentive Plan or other annual incentive plan in which the Executive participates, multiplied by (ii) a fraction, the numerator of which is the number of days during the calendar year that the Executive was employed by the Employer and the denominator of which is 365.

“Qualifying Long-Term Incentive Award” means a long-term incentive award (whether cash-based or equity-based, and whether payable in cash or in stock) (i) that is granted to the Executive under the EIP after the date of this Agreement and (ii) that is not performance-based or, if performance-based, is based solely on changes in the price of the Company’s common stock. As used herein, “long-term incentive award” means an award with a vesting period that is longer than one year in duration.
“Severance Date” means the date on which an Executive incurs an Involuntary Termination.
“Severance Payment” means a payment in an amount equal to an Executive’s annual base salary as in effect immediately prior to the Severance Date.
“Specified Employee” has the meaning set forth in the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time.
“Target Bonus” means, for any calendar year, an amount equal to (i) the Executive’s Annual Compensation (as defined in the Company’s Executive Incentive Plan) for that calendar year multiplied by (ii) the Participation Percentage (as defined in the Executive Incentive Plan) applicable to executives in the Executive’s grade level (i.e., E1, E2, E3, E4 or E5) for that calendar year, as determined by the Compensation Committee of the Board. “Target Bonus” shall be determined in the manner provided in the preceding sentence whether or not the Executive is a participant in the Executive Incentive Plan during that calendar year, and shall not be based on the Executive’s target bonus under any other annual incentive plan in which the Executive participates during that calendar year. If during the calendar year for which the Target Bonus is determined the Executive has not assigned to an executive grade level of E1, E2, E3, E4 or E5, the Executive’s grade level for purposes of this definition shall be the grade level between E1 and E5 that the Compensation Committee of the Board has determined is equivalent to the Executive’s actual grade level.
“Tax Counsel” means reputable outside tax counsel retained by the Employer and reasonably acceptable to the Executive.
“Vesting Provisions” means:
(a)	for each stock option, stock appreciation right (“SAR”) or similar award, and for each non-performance-based restricted stock or restricted stock unit (“RSU”) award, in each case that is a Qualifying Long-Term Incentive Award that is scheduled to vest in installments over time, all unvested options, SARs or similar units, shares of restricted stock or RSUs included in such award that are scheduled to vest on or before the date that is twelve (12) months after the Severance Date shall vest;
(b)	for each stock option, SAR or similar award, and for each non-performance-based restricted stock or RSU award, in each case that is a Qualifying Long-Term Incentive Award that is subject to cliff-vesting, a percentage of the award shall vest, with the percentage determined by dividing twelve (12) months by the total number of months in the cliff-vesting period; and
(c)	for any other Qualifying Long-Term Incentive Award, no vesting shall occur upon an Involuntary Termination.

Example 1: On January 26, 2009 Executive A received a stock option grant that is scheduled to vest in three equal installments, on January 1, 2010, January 1, 2011 and January 1, 2012, respectively. Executive A incurs a Severance on December 20, 2009. On the Severance Date the stock option installment scheduled to vest on January 1, 2010 would vest but the installments scheduled to vest on January 1, 2011 and January 1, 2012 (more than 12 months after the Severance Date) would not vest under the Vesting Provisions.
Example 2: On January 26, 2009 Executive A received a grant of 10,000 restricted stock units with 36 month cliff vesting. Executive A incurs a Severance on December 20, 2009. On the Severance Date 3,333 restricted stock units (12 months/36 months) would vest under the Vesting Provisions.

ATTACHMENT 2
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY
FORM OF WAIVER AND RELEASE OF CLAIMS
WAIVER AND RELEASE OF CLAIMS
In consideration of, and subject to, the payment to be made to me by                      (the “Employer”) of the “Severance Payment” and the “Prorated Target Bonus Amount” (in each case as defined in the Non-Change in Control Severance Policy adopted by the Employer (the “Policy”), I hereby waive any claims I may have for employment or re-employment by the Employer or any parent or subsidiary of the Employer after the date hereof, and I further agree to and do release and forever discharge the Employer and any parent or subsidiary of the Employer, and their respective past and present officers, directors, shareholders, insurers, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Employer or any parent or subsidiary of the Employer, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act as amended by the Older Workers’ Benefits Protection Act, Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided however, that no claim that I may have against the Employer in any capacity other than as an Employer shall be waived pursuant to this Waiver and Release.
Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights to ongoing Health Benefits under the terms of the Policy; (ii) my rights to benefits (other than severance payments or benefits) under plans, programs and arrangements of the Employer or any parent or subsidiary of the Employer; (iii) my rights to indemnification under any indemnification agreement, applicable law or the certificates of incorporation or bylaws of the Employer or any parent or subsidiary of the Employer, (iv) my rights under any director’s and officers’ liability insurance policy covering me, (v) my workers compensation rights, or (vi) my unemployment insurance rights.
I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Employer’s acknowledgment of my rights reserved under the second paragraph above.
I understand that this release will be deemed to be an application for benefits under the Policy and that my entitlement thereto shall be governed by the terms and conditions of the Policy and any applicable plan. I expressly hereby consent to such terms and conditions.
I acknowledge that (i) I am waiving any rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”); (ii) I have received consideration beyond that to which I was previously entitled; (iii) I have been given forty-five (45) days to review and consider this Waiver and Release of Claims (unless I have signed a written waiver of such review and consideration period); (iv) I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose; and (vi) I have been separately furnished a written schedule of all persons, listed by job title and age, within the affected decisional unit who were selected and not selected for the benefits extended by this Policy, as may be required by the ADEA. I may revoke this Waiver and Release of Claims seven days or less after its execution by providing written notice to the Employer.
I acknowledge that it is my intention and the intention of the Employer in executing this Waiver and Release of Claims that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to me, and expressly I consent that this Waiver and Release of Claims shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Waiver and Release of Claims and which, if known or suspected at the time of executing this Waiver and Release of Claims, may have materially affected this settlement.
Finally, I acknowledge that I have read this Waiver and Release of Claims and understand all of its terms.

Signature

Name

Date Signed

ATTACHMENT 3
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY
COVENANTS
Confidential Information. The Executive agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of Employer, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to Employer, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment with the Employer. This provision applies to, but is not limited to, the Employer’s, and its parent’s, subsidiaries’, and affiliates’ legal matters, technical data, systems and programs, financial and planning data, business development or strategic plans or data, marketing strategies, software development, product development, pricing, customer information, trade secrets, personnel information, and other privileged or confidential business information.
The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides Employer with prior notice of the contemplated disclosure and reasonably cooperates with the Executive at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
Non-Solicitation. The Executive agrees that the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any employee of the Employer to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Employer or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.
Non-Disparagement. The Executive agrees that the Executive will not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize or disparage the Employer, the Company or any Affiliate, or their respective employees, officers, directors, products or services. The Employer agrees that it shall use its best reasonable efforts to assure that none of its executive officers or directors make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize or disparage the Executive. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this requirement.